Exhibit 99.2
     The Company adopted Statement of Financial Accounting Standards No. 123(R), Share-based Payment (FAS 123(R)), requiring the measurement and recognition of stock-based compensation using the modified prospective method, which requires the application of the accounting standard as of January 1, 2006. In accordance with the modified prospective transition method, the Company’s consolidated financial statements for all periods prior to January 1, 2006 have not been restated to reflect, and do not include the impact of FAS 123(R). The amounts shown in the column “Non-GAAP Results” are considered “non-GAAP financial measures” under applicable SEC rules because they exclude the stock-based compensation expense that is included in the directly comparable measures calculated in accordance with generally accepted accounting principles in the United States, which are shown in the column entitled “GAAP Results”. The Company is providing this information because management believes it provides useful information to investors regarding the Company’s results of operations by separately identifying the stock-based compensation expense and providing reported amounts on a basis comparable to that used in periods prior to January 1, 2006. In addition, management uses this information in its review of the Company’s financial results and for other purposes that require comparability to prior periods. These non-GAAP financial measures are for informational purposes only and may be different from non-GAAP financial measures used by other companies. They are not intended as a substitute for the Company’s reported GAAP financial measures.

Capella Education Company
Reconciliation of Unaudited Non-GAAP
Financial Measures to Reported GAAP
Financial Measures
(In thousands, except per share amounts)

	Three Months Ended			Three Months Ended			Three Months Ended
	March 31, 2006			June 30, 2006			September 30, 2006
	GAAP	FAS 123R	Non-GAAP	GAAP	FAS 123R	Non-GAAP	GAAP	FAS 123R	Non-GAAP
	Results	Expense	Results	Results	Expense	Results	Results	Expense	Results
Revenues	$41,858	$—	$41,858	$43,518	$—	$43,518	$43,902	$—	$43,902

Costs and expenses:
Instructional costs and services	20,375	(190)	20,185	20,967	(260)	20,707	20,131	(250)	19,881
Selling and promotional	14,309	(98)	14,211	13,264	(134)	13,130	14,967	(86)	14,881
General and administrative	5,290	(496)	4,794	5,084	(929)	4,155	4,741	(277)	4,464

Total costs and expenses	39,974	(784)	39,190	39,315	(1,323)	37,992	39,839	(613)	39,226

Operating income	1,884	784	2,668	4,203	1,323	5,526	4,063	613	4,676
Other income	916	—	916	1,055	—	1,055	1,123	—	1,123

Income before income taxes	2,800	784	3,584	5,258	1,323	6,581	5,186	613	5,799
Income tax expense (benefit)	1,158	178	1,336	2,203	371	2,574	2,145	105	2,250

Net income	$1,642	$606	$2,248	$3,055	$952	$4,007	$3,041	$508	$3,549

Net Income per common share:
Basic	$0.14	$0.05	$0.19	$0.26	$0.08	$0.34	$0.26	$0.04	$0.30
Diluted	$0.14	$0.05	$0.19	$0.25	$0.08	$0.33	$0.25	$0.04	$0.29

Weighted average number of common shares outstanding:
Basic	11,653	—	11,653	11,689	—	11,689	11,731	—	11,731
Diluted	11,988	—	11,988	12,013	—	12,013	12,063	—	12,063